Exhibit 10.1

NextNav Inc.

Non-Employee Director 2025-2026 Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of NextNav, Inc. (“NextNav”) or any of its subsidiaries (each such member, a “Non-Employee Director”) shall receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service during the 2025-2026 term of the Board, subject to amendment in the discretion of the Board.

Annual Cash Compensation

Each Non-Employee Director shall receive the annual cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on or about the first day following the fiscal quarter in which the service occurred.  All annual cash retainer fees are vested upon payment.  An increase in the cash retainer from the prior Board term shall be pro-rated for the quarter, effective as of the date of the annual meeting of stockholders.

Annual Board Service Retainer

•         Non-Employee Director (other than Lead Independent Director):  $50,000

•         Lead Independent Director: $100,000

Annual Committee Chair Service Retainer

•         Audit Committee Chair: $20,000

•         Compensation and Human Capital Committee Chair: $15,000

•         Nominating & Corporate Governance Committee Chair: $10,000

•         Technology and National Defense Committee Co-Chairs: $20,000

Annual Committee Member Service Retainer (other than Chairs)

•         Member of the Audit Committee: $5,000

•         Member of the Compensation and Human Capital Committee: $5,000

•         Member of the Nominating & Corporate Governance Committee: $5,000

•         Member of Technology and National Defense Committee: $5,000

Annual Equity Compensation

Non-Employee Directors shall receive the equity compensation described below. All equity compensation will be granted under the Company’s 2021 Omnibus Incentive Plan, and will be documented on the applicable form of equity award agreement approved by the Board (or a duly authorized committee thereof) for Non-Employee Directors.

Each Non-Employee Director shall receive a grant of restricted shares of Company common stock as follows:

•         Non-Employee Directors: $175,000

•         Special Grant to Lead Independent Director: $200,000 (granted to John Muleta for service as interim Lead Independent Director)

Vesting of Restricted Shares

The restricted shares shall vest 100% on May 1, 2026, except that the special grant to Mr. Muleta as Lead Independent Director shall vest on December 31, 2025.

Calculation of Restricted Share Value

The number of restricted shares shall be determined by dividing the restricted stock grant value above by the 20-day trailing VWAP of NextNav common stock from the grant date, which shall be the date of approval of this Compensation Policy.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses.